Exhibit 14.1
WHEELS UP
Code of Business Conduct and Ethics
Table of Contents

•	Introduction	2
•	Equal Employment Opportunity	2
•	Open Door Policy/Suggestions/Complaints	2
•	We Do Not Tolerate Harassment, Bullying or Violation in the Workplace	3
•	Reporting a Violation	3
•	Conflicts of Interest	4
•	Fair Dealing	5
•	Favors and Gifts	5
•	Corporate Opportunities	5
•	Confidentiality, Corporate Communications & Social Media	6
•	Protecting and Using Third Party Information	7
•	Inventions	7
•	Insider Trading	7
•	Wheels Up Property and Assets	8
•	Compliance with Laws	8
•	Wheels Up Records	9
•	Prohibition Against Human Trafficking	9
•	Important Contact Information	9
•	Additional Expectations of Wheels Up Leaders	9
•	Violations of the Code of Conduct and Ethics	10
•	Conclusion	10
•	Certification	11

INTRODUCTION
Wheels Up Experience Inc. and its subsidiaries (collectively, “Wheels Up”) strive to conduct their business according to the highest ethical standards and integrity. We expect our officers, directors, and employees to conduct themselves and their business activities in accordance with these standards. Officers, directors and employees must act lawfully, ethically and honestly in all dealings with Wheels Up’s members, clients, vendors, suppliers and others who provide services to or transact business with Wheels Up (“Business Partners”). The integrity of our reputation and brand and the experience we provide our members and clients depends on your exercise of good judgment in all that you do. Unethical, dishonest, or inappropriate conduct will not be tolerated.
This Code of Business Conduct and Ethics (the “Code”) is not intended to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with Wheels Up’s ethical standards, seek help. Wheels Up encourages you to contact your manager for help first. If your manager cannot answer your question, does not respond in a manner that you feel is satisfactory or you do not feel comfortable contacting your manager, contact the Human Resources Department and/or the Legal Department.
EQUAL EMPLOYMENT OPPORTUNITY
Wheels Up embraces equal employment opportunities and prohibits discriminatory behavior of any kind.
We offer equal employment opportunities to all applicants and employees without regard to race, color, religion, sex/gender, age, national origin, citizenship, disability, veteran status, or any other characteristic protected by federal, state or local law. We do not and will not tolerate unlawful discrimination in connection with hiring, placement, promotion, pay or any other aspect of employment.
OPEN DOOR POLICY/SUGGESTIONS/COMPLAINTS
Wheels Up recognizes the value of our employees’ experience and promotes an atmosphere where employees can speak freely with members of the management staff. Employees are strongly encouraged to submit ideas and suggestions to improve operations and reduce costs. Employees are also encouraged to openly discuss with their supervisor any problems that may arise so appropriate action may be taken.
Should an occasion ever arise when you feel that you are not receiving fair treatment regarding wages, hours, working conditions or any other problems, you are strongly encouraged to discuss the situation with your supervisor. If the supervisor cannot be of assistance, you may speak with any other member of Wheels Up management. The Company is interested in the success and happiness of all of our employees while on the job and we welcome the opportunity to help employees whenever feasible.

WE DO NOT TOLERATE HARASSMENT, BULLYING OR VIOLENCE IN THE WORKPLACE
All of our employees all have the right to work in an environment where they are respected, safe and secure. Wheels Up seeks to provide a safe and respectful work environment and to comply with all applicable anti-harassment and anti-discrimination laws. Accordingly, Wheels Up strictly prohibits and will not tolerate:
•harassment on the basis of race, color, religion, sex/gender, age, national origin, citizenship, disability, veteran status, or any other characteristic protected by federal, state or local law;
•sexually harassing behavior in the workplace and any other work-related setting, such as a business trip or business-related social event;
•bullying in the workplace; and
•violence or threats of violence in the workplace for any reason, at any time.
Individuals who participate in any of these actions will be subject to disciplinary action, up to and including termination. For additional guidance and details on this topic, please refer our Employee Handbook.
Please refer to “Reporting a Violation”, below, for information on how to report violations of this Code. Additional information on how to report incidents of harassment, bullying or violence in the workplace may be found in our Employee Handbook.
REPORTING A VIOLATION
Any actual or suspected violations of the Code should be reported immediately to your manager, the Human Resources Department, the Legal Department and/or Wheels Up’s hotline (set forth in Wheels Up’s Whistleblower Policy), without fear of any form of retaliation.
Wheels Up will promptly investigate all reports of actual or suspected violations and will discipline any employee who has violated the Code, up to and including termination of employment. Wheels Up will take steps to protect the confidentiality of anyone making a good faith report of an actual or suspected violation, where appropriate and to the extent reasonably possible. Wheels Up will not tolerate any retaliatory action directed against any employee who in good faith reports a suspected violation or who in good faith participates in the investigation of such a violation. Retaliatory acts can be any negative treatment that impacts the terms or conditions of someone’s employment, including, but not limited to, discharge, discipline, modification of a schedule, unwarranted performance management, or intimidation. This retaliation provision, however, is not intended to protect persons making intentionally false charges of violations of the Code. Any employee found to have engaged in retaliation will be subject to discipline, up to and including separation of employment. For additional guidance and details, please refer to Wheels Up’s Whistleblower Policy.

CONFLICT OF INTEREST
Wheels Up’s business dealings must never be influenced by, or appear to be influenced by, its employees’ personal interests. Therefore, upon hire, each year, and whenever a potential conflict of interest arises, employees are required to disclose all interests, relationships or activities which may present a conflict of interest between Wheels Up and the employee.
A conflict of interest may exist and should be disclosed where these interests, relationships or activities may directly or indirectly compete or interfere with the business, business opportunities or business relationships (including vendor, supplier, member, client, and employee relationships) of Wheels Up. Conflicts of interest may arise when an officer, director, employee or a member of her or his family receives improper personal benefits as a result of her or his position with Wheels Up. Loans to, or guarantees of obligations of, directors, officers or employees and their family members are generally not permitted due to legal concerns and because they may create conflicts of interest.
Identifying potential conflicts of interest may not always be clear cut. For example, it is a conflict of interest for an employee to:
•Have any financial interest (other than nominal stock interests in publicly-held corporations) in any competitor, or Business Partner of Wheels Up.
•Work for, be associated with or provide any services or materials to any competitor, or Business Partner of Wheels Up, without written permission from Wheels Up’s Human Resources or Legal Department.
•Solicit any gifts, money, services or anything else of value from any competitor or Business Partner of Wheels Up.
•Accept anything (including, without limitation, gifts, money or services) of any value from any competitor of Wheels Up.
•Accept anything (including, without limitation, gifts, money or services) of more than nominal value from any member, potential member, client, supplier or vendor of Wheels Up (see Favors and Gifts section below).
•Engage in any outside employment, independent consulting or volunteer activity which may interfere or conflict with the employee’s duties and responsibilities to Wheels Up.
•Use the Wheels Up name for any outside activities including sponsorship of athletic teams, support for charitable organizations and/or conducting business with outside entities.
•Serve as an officer or director of or receive any compensation from an outside organization that is not a professional, social, religious, educational, civic or charitable organization.

The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an officer’s, director’s or employee’s objectivity in making decisions on behalf of Wheels Up. For purposes of this Code, “family members” includes your spouse, brothers, sisters, parents, in-laws and children whether such relationships are by blood or adoption.
While this policy does not preclude employees from socializing with members, clients, competitors, suppliers and vendors, employees must not violate any of the preceding prohibitions in connection with such socializing. Employees also must be careful to avoid even the appearance of a conflict of interest.
While employees are encouraged to create and foster a friendly workplace, romantic or other intimate relationships in the workplace may give rise to a conflict of interest and must comply with the guidelines set forth in our Employee Handbook.
Questions and potential conflicts issues should be brought to the attention of your manager, the Human Resources Department and/or the Legal Department. These items will be presented to the Legal Department and/or Board of Directors, who shall determine whether a conflict of interest exists. Unless the Legal Department, or the Board of Directors, in his, her, or its sole discretion, waives the conflict of interest, it shall be a condition of employment that no employee has a conflict of interest with Wheels Up. Employees who violate this policy will be subject to discipline, up to and including termination.
FAIR DEALING
Wheels Up strives to deal fairly with members, clients, competitors, suppliers and vendors. We do not take unfair advantage of anyone or engage in unfair-dealing practices in our business activities. It is a violation of the Federal Trade Commission Act to engage in unfair methods of competition and unfair or deceptive acts or practices in commerce.
FAVORS AND GIFTS
Business decisions should be made in the best interests of Wheels Up. Wheels Up prohibits employees from seeking or accepting any gifts, favors, entertainment, flights, payment or loans for themselves or their family members from any member, client, vendor, supplier, contractor or other party doing business with Wheels Up, except for gifts valued at less than $250, or tickets to an event if prior approval is obtained. Cash should never be accepted. If an employee violates this policy, Wheels Up will take prompt corrective action, including discipline up to and including termination of employment, if appropriate.
CORPORATE OPPORTUNITIES
Every officer, director and employee has a duty to Wheels Up to advance Wheels Up’s legitimate interest and shall not compete with Wheels Up in any way. Wheels Up’s property or information or your position within Wheels Up should not be used for your own personal gain. You may not take personal advantage of opportunities that are presented to you or discovered by you through your use of Wheels Up’s property or information or as a result of your position within Wheels Up.
CONFIDENTIALITY, CORPORATE COMMUNICATIONS & SOCIAL MEDIA
Regardless of where an employee works in Wheels Up, she or he may have access to confidential and/or proprietary information not otherwise available to persons or entities outside of Wheels Up about Wheels Up’s operations, its members, its clients and its employees. This confidential information is to be protected and must never be disclosed to others either during employment with Wheels Up or after employment has ended, except as required in performing the employee’s job responsibilities or as required by law.
In addition, if you possess or are privy to material, nonpublic information about Wheels Up, you are subject to additional requirements set forth in Wheels Up’s Insider Trading Policy. Disclosure of material, nonpublic information by you may also be a violation of Regulation FD, which prohibits disclosure of such information to market professionals or securityholders unless such information is made public simultaneously. For questions regarding Regulation FD, please contact the Legal Department.
Confidential and/or proprietary information includes, but is not limited to: business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, specifications, strategies and techniques; information concerning Wheels Up’s earnings, marketing strategies and methods for doing business; research-and-development-projects, plans and results; the names and addresses of Wheels Up suppliers, members, clients and vendors; member/client lists, pricing, credit and financial information; confidential information about employees and/or applicants that is protected by law; and trade secrets. For information on what constitutes material, nonpublic information, see Wheels Up’s Insider Trading Policy.
Confidential information that must be made available to proper authorities is to be released only by designated personnel as specified by the Legal Department. If an employee is ever in doubt about disclosing confidential information, discuss this information with the Legal Department. Under no circumstances may any employee distribute such documents or any copies thereof to persons not previously designated as proper recipients by Wheels Up. An employee should never discuss proprietary information with any persons from outside Wheels Up or with other Wheels Up employees in any public place where it is possible she or he could be overheard.
Even if the information is not confidential, note that your communications relating to Wheels Up on social media platforms must comply with Wheels Up’s Social Media and Corporate Communications Policy.
Respecting confidential information is part of Wheels Up ethics, and confidentiality of records is strictly enforced. Any employee revealing confidential information to non-authorized parties is subject to discipline, up to and including termination.
Notwithstanding anything to the contrary, an employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney made solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
This section does not, in any way, restrict or impede an employee from discussing the terms and conditions of her or his employment with her or his co-workers or others.
The non-disclosure and confidentiality obligations of the Code are in addition to and not in lieu of any agreements a Wheels Up employee may enter into with Wheels Up, including but not limited to the Employee Confidentiality and Restrictive Covenants Agreement.
PROTECTING AND USING THIRD PARTY INFORMATION
Wheels Up is committed to safeguarding and handling third party information in accordance with applicable laws and contractual obligations, and in a manner that protects privacy and preserves trust. We will not improperly obtain, have or use proprietary, confidential or trade secret information of our competitors or other third parties, such as vendors, suppliers, owners and former employers. In addition, we will only collect, safeguard and use personal information in accordance with laws and in order to fulfill legitimate business purposes. Examples of sensitive third party information include but are not limited to: strategic plans and presentations, RFP, RFI or RFQ responses, non-public information about business partners, customers, and vendors, information subject to a non-disclosure agreement, any third party information marked confidential or proprietary or similarly marked materials, any material on the letterhead or containing logos or other owned marks of a third party that is not publicly available, private information about passengers, personally identifiable information (e.g., social security numbers and credit card information) of passengers and business partners.
INVENTIONS
Any inventions, original works of authorship, developments, concepts, improvements, designs or discoveries that you conceive or develop alone or with others during your employment that relate to the work you do for Wheels Up or produced using our facilities, equipment or supplies is work produced for hire and owned by the Company.
INSIDER TRADING
During the course of your relationship with Wheels Up, you may receive or become privy to material, nonpublic information about Wheels Up, our customers, suppliers or other companies with which we have contractual relationships or may be negotiating transactions. Material information includes information that could be important for an investor to consider in making a decision about whether to buy or sell securities. Federal securities law prohibits you from using such material, nonpublic information to purchase, sell, give away or otherwise trade in the Company’s securities or provide any such information to others outside of Wheels Up. The penalties for trading on material, nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Our Insider Trading

Policy has important information and details regarding these restrictions on trading, including information on related company-wide trading windows and blackout periods.
WHEELS UP PROPERTY AND ASSETS
We all must protect Wheels Up property and assets by using them responsibly, efficiently and in a manner consistent with Wheels Up policies. Wheels Up property and assets include items such as our real estate, aircraft and other tangible goods, cash, company-issued credit cards, equipment and supplies. Wheels up property and assets also include technology assets, trade secrets and intellectual property.
Wheels Up property and assets may not be removed from Wheels Up’s offices except for the purpose of conducting Wheels Up business. Event equipment and materials, cameras, stationery, copiers, and supplies, including but not limited to postage, are for Wheels Up business only and are not to be used for personal matters. If it is necessary to use any of these items outside the office for Wheels Up business, you are responsible for the safekeeping and return of such items.
COMPLIANCE WITH LAWS
It is your duty to comply fully with all applicable laws, rules and regulations in cities, states, and countries in which Wheels Up operates.
A.    Government Investigations/Litigation
No person may knowingly destroy, alter, mutilate, conceal, cover up, falsify, or make a false entry in any record, document, or tangible object with the intent to obstruct or influence any federal, state or local governmental investigation or administrative procedure before any federal, state, or local department or agency or any contemplated or filed bankruptcy proceeding. If you receive or become aware of a subpoena, pending or filed litigation, or a government investigation, you must immediately contact the Legal Department. As may be directed by the Legal Department, you will retain and preserve all records (documents, e-mails, electronic data, voicemails, etc.) in your possession or control that may be responsive to the subpoena, or are relevant to the litigation, or that may pertain to the investigation. Once a directive is issued to you to retain records, you must not destroy relevant records in your possession or control and stop the destruction cycle of records subject to automatic destruction pursuant to record retention policies. Questions regarding the responsiveness of a record to subpoena, or its pertinence to an investigation or litigation, or the appropriate preservation of certain records, should be directed to the Legal Department.
B.    Anti-Corruption
The U.S. Foreign Corrupt Practices Act makes it unlawful to pay bribes, kickbacks or other illegal payments−directly or indirectly−to foreign officials (including but not limited to leaders of political parties) to obtain benefits for Wheels Up. It is now and always has been Wheels Up’s strict policy, both domestically and in all foreign countries, not to make any such payments. Our policy is that the use of any funds or assets of Wheels Up for any unlawful, improper or unethical purpose is strictly prohibited. You shall not under any circumstances, in the United States or any other country, purchase privileges or benefits for Wheels Up by payment of bribes, kickbacks or any other form of illegal payoff, nor shall you make payments to any other persons for the purposes of any bribe, kickback or illegal payoff to a government official.
WHEELS UP RECORDS
Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and disclosures to our shareholders and lenders, and guide our business decision-making and strategic planning. Wheels Up records include sales information, payroll, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
All Wheels Up records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your manager if you have any questions.
PROHIBITION AGAINST HUMAN TRAFFICKING
Wheels Up condemns all forms of human trafficking and commercial exploitation, including the sexual exploitation of any human being. Wheels Up prohibits any Wheels Up aircraft, product, or service from being used in any manner that supports or enables any form of abuse and exploitation.
IMPORTANT CONTACT INFORMATION
Wheels Up Experience Inc.
601 West 26th Street, Suite 900
New York, NY 10001
(855) 359-8760
ADDITIONAL EXPECTATIONS OF WHEELS UP LEADERS
In addition to the expectations that apply to all officers, directors and employees, Wheels Up leaders have additional responsibilities under this Code. Wheels Up leaders must:
•Demonstrate the highest standards of integrity – set the right example, and others will follow your lead.
•Create a culture of compliance and ensure that business results are never treated as being more important than acting legally and ethically.

•Discuss ethics and compliance topics with employees and ensure that everyone on your team completes compliance training and other compliance requirements.
•Create an environment where employees are comfortable speaking up and be available to receive reports of potential violations of the Code or applicable laws.
•Ensure that reports of suspected violations are brought to the attention of the Legal or HR Team immediately.
•Protect employees who make reports from retaliation and safeguard the confidentiality of investigations as needed.
VIOLATIONS OF THE CODE OF CONDUCT AND ETHICS
Any violation of the laws or policies described in this Code, or other improper and unlawful conduct, may subject you to disciplinary action, up to and including termination and possibly legal action. Subject to applicable law, disciplinary measures can also apply to any manager or supervisor who directs, approves or condones violations, or has knowledge of violations and does not promptly report and correct them. Wheels Up may also face substantial fines and penalties and may incur damage to its reputation and standing in the community, and subjecting Wheels Up to such risk would be a violation of this Code.
CONCLUSION
This Code contains general guidelines for conducting the business of Wheels Up consistent with the highest standard of business ethics. If you have any questions about these guidelines, please contact your manager, the Human Resources Department and/or the Legal Department. We expect all Wheels Up directors, officers and employees to adhere to these standards.

CERTIFICATION
I,                                                                                          , do hereby certify that:
(Print Name)
1.    I have received and carefully read the Wheels Up Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”);
2.    I understand the Code of Business Conduct and Ethics;
3.    I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics; and
4.    The information in the Disclosures section below is true and complete in all respects.

Signature	Date
Disclosures
The following are all interests, relationships, or activities held or engaged in by the signer above that in the good faith judgment of the signer (i) give rise to a present conflict of interest relating to Wheels Up; (ii) could give rise to a conflict of interest relating to Wheels Up within the 12-month period following the date of this Certification; or (iii) give rise, or could give rise within the 12-month period following the date of this Certification, to an apparent conflict of interest or an appearance of impropriety relating to Wheels Up (as distinguished from an actual conflict of interest) (Please state “none” if none):